FIFTH AMENDMENT TO BYLAWS
OF
DIGITAL TURBINE, INC.
This Fifth Amendment to the Bylaws of Digital Turbine, Inc. (as amended, the “Bylaws”) was adopted by the Board of Directors of the Corporation pursuant to Section 8.3 of the Bylaws and hereby amends the Bylaws as follows effective as of July 15, 2022:
1. Section 2.3 of the Bylaws shall hereby be amended by adding the following to the end of the first sentence of Section 2.3:
“or by electronic transmission in accordance with Section 232 of the DGCL”
2. Section 2.3 of the Bylaws shall hereby be amended by adding the following immediately following the word “writing” in the third sentence of Section 2.3:
“or by electronic transmission”
3. Section 2.3 of the Bylaws shall hereby be amended by adding the following to the end of Section 2.3:
“Notice shall be deemed to have been given to all Stockholders who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act and Section 233 of the DGCL.”
4. Section 2.8 of the Bylaws shall hereby be amended by adding the following prior to the proviso, and immediately following the word “meeting”, contained in the seventh sentence of Section 2.8:
“, or which proxy may be in the form of a telegram, cablegram or other means of electronic transmission permitted by law filed in accordance with the procedure established for the meeting which sets forth or is submitted with information from which it can be determined that such telegram, cablegram or other means of electronic transmission was authorized by the Stockholder”
5. As amended by the foregoing, the Bylaws shall remain in full force and effect.